SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 30, 2003


                           DYNA-CAM ENGINE CORPORATION
             (Exact name of registrant as specified in its charter)



            Nevada                       0-32065                 86-0965692
(State or other Jurisdiction of    (Commission File No.)        (IRS Employer
         Incorporation                                       Identification No.)


                       14647 South 50th Street, Suite 130
                           Phoenix, Arizona 85044-6464
        (Address of Registrant's Principal Executive Offices) (Zip Code)


                                 (480) 759-9400
              (Registrant's telephone number, including area code)
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ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

     Pursuant to a Purchase and Settlement Agreement dated July 1, 2003, Aztore Holdings, Inc. acquired 23,874,756 shares of Dyna-Cam's common stock from Palmer Holdings, Ltd. and 75,000 shares of Dyna-Cam's Series A Preferred Stock from Patricia Wilks. The 75,000 shares of Series A Preferred converted into 294,288 shares of common stock effective as of June 30, 2003. The 23,874,756 shares of common stock were acquired for $10,000 and the 75,000 shares of Series A Preferred were acquired for $15,000. Aztore utilized its working capital funds for the acquisition. As a result of this acquisition and conversion, Aztore currently holds, directly and indirectly, 30,206,061 shares or 74.13% of Dyna-Cam's outstanding common stock.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     Pursuant to a Disposition of Collateral and Settlement Agreement dated June 30, 2003, Aztore Holdings, Inc. acquired and disposed of all of the operating assets of Dyna-Cam pursuant to its rights as a lender under an Agreement for Convertible Secured Line of Credit and Security Agreement, each dated effective April 30, 2001. The sale was based upon defaults in payment of Dyna-Cam's obligations to Aztore and was pursuant to Aztore's rights under the loan documents and Article 9 of the Uniform Commercial Code. Total consideration of approximately $968,000, in the form of cash, debt assumption and stock, was paid for the assets by Aero Marine Engine Corp. The cash and stock proceeds were paid to Aztore and the remaining cash proceeds were paid to various other creditors of Dyna-Cam.

     Based upon Dyna-Cam's inability to raise capital, the stage of development of Dyna-Cam's operations and the extended efforts to sell Dyna-Cam's assets, the consideration paid for the assets acquired by Aero Marine Engine was considered fair by both Aztore and Dyna-Cam.

     At the time of the disposition, Patricia Wilks and Dennis Palmer, each a former officer and director and a major shareholder of Dyna-Cam, held an aggregate of approximately 2% of the outstanding equity of the purchaser. In connection with the closing of the Disposition of Collateral and Settlement Agreement, Ms. Wilks and Mr. Palmer entered into a Settlement and Release Agreement with the Company.

ITEM 5. OTHER EVENTS.

     At a special meeting held on May 19, 2003, holders of 89.4% of Dyna-Cam's outstanding Series A Preferred adopted a Restated Resolution of Designation of Series A Convertible Preferred Stock. Effective as of June 30, 2003, the holders of 90.9% of the outstanding Series A Preferred agreed to convert their Series A shares into common shares. The conversion was conditioned upon completion of the asset disposition as discussed above. As a result of the conversion election by more than 67% of the outstanding Series A shares, Dyna-Cam elected to cause all Series A Preferred shares to be converted. Based upon the conversion election by the holders and Dyna-Cam, all of the 1,447,199 outstanding shares of Series A

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Preferred converted into 5,734,001 shares of common stock. Due to the conversion, Dyna-Cam has 40,748,636 shares of common stock outstanding.

     After completion of the asset disposition, Danny Hyde resigned as a director and Jack Dahl resigned as the President and a director of Dyna-Cam. The resignations were a result of Dyna-Cam's cessation of operations and were not a result of any disagreement with Dyna-Cam's operations, policies or practices. Michael S. Williams was appointed as the President of Dyna-Cam.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     Exhibit   Description
     -------   -----------
     99.1(1)   Agreement for Convertible Secured Line of Credit dated effective
               April 30, 2001 between Dyna-Cam Engine Corporation and Aztore
               Holdings, Inc.

     99.2(1) Security Agreement dated effective April 30, 2001 between Dyna-Cam Engine Corporation and Aztore Holdings, Inc.

     99.3 Disposition of Collateral and Settlement Agreement dated June 30, 2003 between Aztore Holdings, Inc., Dyna-Cam Engine Corporation, Patricia Wilks, Dennis Palmer, Palmer Holdings, Ltd. and Aero Marine Engine Corp.

     99.4 Settlement and Release Agreement dated July 1, 2003 by and among Aztore Holdings, Inc., Dyna-Cam Engine Corporation, Patricia Wilks, Dennis Palmer, Claude Palmer, Ambrose Hope, DC Engines Corporation and Palmer Holdings, Ltd.

     99.5 Purchase and Settlement Agreement dated July 1, 2003 by and between Aztore Holdings, Inc., Dyna-Cam Engine Corporation, Patricia Wilks, Dennis Palmer and Palmer Holdings, Ltd.

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(1)  INCORPORATED BY REFERENCE FROM DYNA-CAM'S FORM 10-QSB FOR THE PERIOD ENDED
     DECEMBER 31, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 2001

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        DYNA-CAM ENGINE CORPORATION


                                        By: /s/ Michael S. Williams
                                            ------------------------------------
                                            Michael S. Williams
                                            President
Dated: July 15, 2003

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